Exhibit 99.1

Cellectar Reports Financial Results for First Quarter 2022 and Provides a Corporate Update

FLORHAM PARK, N.J., May 10, 2022 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of targeted drugs for the treatment of cancer, today announced financial results for the first quarter ended March 31, 2022 and provided a corporate update.

First Quarter and Recent Corporate Highlights

•	Announced that an independent data monitoring committee (DMC) has completed its planned futility/efficacy assessment of the company’s pivotal Phase 2b study of iopofosine in Waldenstrom’s macroglobulinemia (WM) and unanimously recommended continuation of the trial as planned. The DMC is an independent committee of clinical research experts charged with the review of data from the company’s ongoing pivotal trial. The DMC assessment was based on a pre-specified futility analysis within the first 10 patients as defined in the study protocol.

•	Announced the appointment of two key executives to its commercial team: Matthew Hagan as vice president marketing and strategic alliances and David Lasecki as executive director, strategic alliances.

“The unanimous agreement of the independent DMC that the pre-specified futility analysis for our pivotal Phase 2b trial of iopofosine I-131 in WM was achieved represents an important milestone,” said James Caruso, president and CEO of Cellectar. “We look forward to continuing iopofosine’s clinical development and remain appreciative of the strong support by the patient advocacy groups, community clinicians and WM academic thought leadership as we collectively partner to treat this orphan designated cancer. In multiple myeloma, we continue to enrich our CLOVER-1 trial and are optimistic that iopofosine I-131 will help to address an unmet medical need in this indication.”

First Quarter 2022 Financial Highlights

•	Cash and Cash Equivalents: As of March 31, 2022, the company had cash and cash equivalents of $30.6 million, compared to $35.7 million as of December 31, 2021. Net cash used in operating activities during the three months ended March 31, 2022 was approximately $5.0 million. The company believes its cash on hand is adequate to fund basic budgeted operations for at least 12 months from the filing of the first quarter 2022 financial statements.

•	Research and Development Expense: R&D expense for the three months ended March 31, 2022 was approximately $3.9 million, compared to approximately $4.6 million for the three months ended March 31, 2021. The overall decrease in R&D expense of approximately $746,000 was primarily the result of a reduction in clinical project costs of approximately $1.5 million, partially offset by an increase in manufacturing and related costs related to production sourcing, general research and development costs resulting from an increase in personnel, and pre-clinical project costs.

•	General and Administrative Expense: G&A expense for the three months ended March 31, 2022 was $2.3 million, compared to $1.7 million for the same period in 2021. The overall increase in G&A expense of $527,000 was primarily driven by an increase in professional fees and personnel costs, including stock-based compensation expense and a resumption of travel.

•	Net Loss: The net loss attributable to common stockholders for the quarter ended March 31, 2022 was ($6.1) million, or ($0.10) per share, compared to ($6.4) million, or ($0.13) per share, in the quarter ended March 31, 2021.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells to deliver improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes iopofosine, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets. The company is currently investigating iopofosine in a global, open-label, pivotal expansion cohort in relapsed or refractory WM patients who have received at least two prior lines of therapy, including those who have failed or had a suboptimal response to Bruton tyrosine kinase inhibitors. The WM cohort will enroll up to 50 patients to evaluate the efficacy and safety of iopofosine for marketing approval. The company is also evaluating iopofosine in highly refractory multiple myeloma patients in its Phase 2 CLOVER-1 study and relapsed/refractory pediatric cancer patients with sarcomas or brain tumors in the Phase 1 CLOVER-2 study.

The Phase 1 pediatric study is an open-label, sequential-group, dose-escalation study to evaluate the safety and tolerability of iopofosine in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, sarcomas, and lymphomas (including Hodgkin’s lymphoma). The Phase 1 study is being conducted internationally at seven leading pediatric cancer centers.

For more information, please visit www.cellectar.com and www.wmclinicaltrial.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2021, and our Form 10-Q for the quarter ended March 31, 2022, when filed. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com

+++ TABLES TO FOLLOW +++

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2022	December 31,
	(Unaudited)	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,634,122	$35,703,975
Prepaid expenses and other current assets	760,420	867,485
Total current assets	31,394,542	36,571,460
Fixed assets, net	331,144	344,491
Right-of-use asset, net	183,286	204,644
Long-term and other assets	81,214	81,214
TOTAL ASSETS	$31,990,186	$37,201,809

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,511,716	$3,854,914
Lease liability	139,594	135,449
Total current liabilities	4,651,310	3,990,363
Long-term lease liability, net of current portion	129,714	166,292
TOTAL LIABILITIES	4,781,024	4,156,655
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 7,000 shares authorized; Series D preferred stock: 111 issued and outstanding as of March 31, 2022 and December 31, 2021	1,382,023	1,382,023
Common stock, $0.00001 par value; 160,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 61,101,251 and 61,101,263 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	611	611
Additional paid-in capital	182,864,114	182,560,309
Accumulated deficit	(157,037,586)	(150,897,789)
Total stockholders’ equity	27,209,162	33,045,154
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,990,186	$37,201,809

CELLECTAR BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2022	2021
COSTS AND EXPENSES:
Research and development	$3,887,039	$4,633,194
General and administrative	2,253,188	1,726,338
Total costs and expenses	6,140,227	6,359,532

LOSS FROM OPERATIONS	(6,140,227)	(6,359,532)

OTHER INCOME:
Interest income, net	430	2,362
Total other income, net	430	2,362
NET LOSS	$(6,139,797)	$(6,357,170)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.10)	$(0.13)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	61,101,262	48,139,189